Exhibit 99.1

agilon health Announces Chief Medical Officer Transition

AUSTIN, T.X., February 8, 2024 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, announced today that Benjamin Kornitzer, M.D., will assume a strategic role as special advisor to the company and will transition from his role as chief medical officer (CMO) effective March 1, 2024. agilon health has initiated a comprehensive search process to identify a new CMO. Until a successor is named, Karthik Rao, M.D., senior medical director and vice president, network performance, will serve as interim CMO. Dr. Rao and agilon’s chief clinical officer (CCO), Kevin Spencer, M.D., will co-lead the company’s clinical strategy.

“I want to express our deepest appreciation to Dr. Kornitzer for his leadership and considerable contributions to advancing our clinical, research and quality strategy at agilon health over the past four years. He has built a strong team, and we are glad to have him continue as a valued advisor,” said Steve Sell, chief executive officer, agilon health. “I am pleased to have the support of Dr. Rao as our interim chief medical officer and Dr. Spencer who serves as our chief clinical officer, both of whom play invaluable roles working with our physician partners and advancing our Total Care Model.”

Dr. Rao has a decade of experience as a practicing internal medicine physician and other roles working in value-based care. Prior to joining agilon, he worked at McKinsey & Company leading a broad range of strategy and operations work across the health care value chain with particular focus on provider groups and government organizations. Dr. Rao received his B.A. from Johns Hopkins University and holds a medical degree from Johns Hopkins University School of Medicine. He completed an internal medicine and primary care residency at Massachusetts General Hospital.

Dr. Spencer has more than 25 years of experience as a former chief executive officer (CEO) of an independent primary care practice, a practicing family medicine physician operating in value-based care and a founding agilon partner. Prior to agilon, Dr. Spencer was the CEO and chairman of Premier Family Physicians, and founder and president of the Southwest Provider Accountable Care Organization (ACO). Dr. Spencer received his medical degree from the University of Texas Health Science Center at Houston and completed his residency at the Carolinas Medical Center in North Carolina.

About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of 2,400+ primary care physicians that allows its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is a trusted partner in 30+ diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on Instagram, LinkedIn, X and YouTube.

Contacts

Investor Contact
Matthew Gillmor
VP, Investor Relations
investors@agilonhealth.com

Media Contact
David Tauchen
Senior Director, Communications
media@agilonhealth.com

Source: agilon health

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